EXHIBIT 1





                           STOCK EXCHANGE AGREEMENT

                                    BETWEEN

                                 GENSIA, INC.
                                  ("GENSIA"),

                                      and

                             RAKEPOLL FINANCE N.V.
                             ("RAKEPOLL FINANCE")


                               November 12, 1996

                               TABLE OF CONTENTS

                                                                          Page

ARTICLE 1    EXCHANGE OF SHARES   . . . . . . . . . . . . . . . . . . . .    4
     1.1     Closing Date   . . . . . . . . . . . . . . . . . . . . . . .    4
     1.2     Exchange of Shares and Additional Consideration  . . . . . .    4
     1.3     Delivery of Shares and Additional Consideration at Closing      5
     1.4     Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF GENSIA   . . . . . . . . .    5
     2.1     Organization and Standing  . . . . . . . . . . . . . . . . .    5
     2.2     Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . .    6
     2.3     Corporate Power and Authority  . . . . . . . . . . . . . . .    6
     2.4     Capitalization of Gensia   . . . . . . . . . . . . . . . . .    6
     2.5     Conflicts, Consents and Approval   . . . . . . . . . . . . .    7
     2.6     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     2.7     Intellectual Property Rights   . . . . . . . . . . . . . . .    9
     2.8     Title to and Condition of Properties   . . . . . . . . . . .   10
     2.9     Brokerage and Finder's Fees; Expenses  . . . . . . . . . . .   10
     2.10    Gensia SEC Documents   . . . . . . . . . . . . . . . . . . .   10
     2.11    [This Section intentionally left blank.]   . . . . . . . . .   11
     2.12    Compliance with Law  . . . . . . . . . . . . . . . . . . . .   11
     2.13    Litigation   . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.14    Employee Benefit Plans   . . . . . . . . . . . . . . . . . .   12
     2.15    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.16    Accounts Receivable  . . . . . . . . . . . . . . . . . . . .   15
     2.17    Labor Relations  . . . . . . . . . . . . . . . . . . . . . .   15
     2.18    No Material Adverse Change   . . . . . . . . . . . . . . . .   15
     2.19    Operation of Gensia's Business; Relationships  . . . . . . .   15
     2.20    Permits; Compliance  . . . . . . . . . . . . . . . . . . . .   16
     2.21    Product Warranties and Liabilities   . . . . . . . . . . . .   16
     2.22    Environmental Matters  . . . . . . . . . . . . . . . . . . .   17
     2.23    Opinion of Financial Advisor   . . . . . . . . . . . . . . .   18
     2.24    Board Recommendation   . . . . . . . . . . . . . . . . . . .   18
     2.25    Undisclosed Liabilities  . . . . . . . . . . . . . . . . . .   18
     2.26    Gensia Rights Agreement  . . . . . . . . . . . . . . . . . .   19
     2.27    Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF RAKEPOLL FINANCE   . . . .   19
     3.1     Organization and Standing  . . . . . . . . . . . . . . . . .   19
     3.2     Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . .   20
     3.3     Corporate Power and Authority  . . . . . . . . . . . . . . .   20
     3.4     Capitalization of Rakepoll Holding   . . . . . . . . . . . .   21
     3.5     Conflicts; Consents and Approvals  . . . . . . . . . . . . .   21
     3.6     Certain Rakepoll Holding Documents   . . . . . . . . . . . .   22
     3.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     3.8     Compliance with Law  . . . . . . . . . . . . . . . . . . . .   24
     3.9     Intellectual Property Rights   . . . . . . . . . . . . . . .   24
     3.10    Title to and Condition of Properties   . . . . . . . . . . .   25
     3.11    [This Section intentionally left blank.]   . . . . . . . . .   25
     3.12    Litigation   . . . . . . . . . . . . . . . . . . . . . . . .   25
     3.13    Brokerage and Finder's Fees; Expenses  . . . . . . . . . . .   26
     3.14    Employee Matters   . . . . . . . . . . . . . . . . . . . . .   26
     3.15    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .   27
     3.16    Accounts Receivable  . . . . . . . . . . . . . . . . . . . .   28
     3.17    Labor Relations  . . . . . . . . . . . . . . . . . . . . . .   28

     3.18    No Material Adverse Change   . . . . . . . . . . . . . . . .   28
     3.19    Operation of Rakepoll Holding's Business; Relationships  . .   29
     3.20    Permits; Compliance  . . . . . . . . . . . . . . . . . . . .   29
     3.21    Product Warranties and Liabilities   . . . . . . . . . . . .   30
     3.22    Environmental Matters  . . . . . . . . . . . . . . . . . . .   30
     3.23    [This section intentionally left blank.]   . . . . . . . . .   31
     3.24    Board Recommendation   . . . . . . . . . . . . . . . . . . .   31
     3.25    Undisclosed Liabilities  . . . . . . . . . . . . . . . . . .   31
     3.26    Ownership of Rakepoll Holding Shares   . . . . . . . . . . .   31
     3.27    Exchange Entirely for Own Account  . . . . . . . . . . . . .   31
     3.28    Restricted Securities.   . . . . . . . . . . . . . . . . . .   32
     3.29    Legends  . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     3.30    Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . .   32
     3.31    Authorization of Rakepoll Holding Subsidiaries   . . . . . .   32

ARTICLE 4    COVENANTS OF THE PARTIES   . . . . . . . . . . . . . . . . .   32
     4.1     Mutual Covenants   . . . . . . . . . . . . . . . . . . . . .   33
     4.2     Covenants of Gensia  . . . . . . . . . . . . . . . . . . . .   37
     4.3     Covenants of Rakepoll Finance  . . . . . . . . . . . . . . .   39

ARTICLE 5    CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.1     Mutual Conditions  . . . . . . . . . . . . . . . . . . . . .   41
     5.2     Conditions to Obligations of Rakepoll Finance  . . . . . . .   41
     5.3     Conditions to Obligations of Gensia  . . . . . . . . . . . .   42

ARTICLE 6    TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . .   43
     6.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . .   43
     6.2     Effect of Termination  . . . . . . . . . . . . . . . . . . .   44
     6.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . .   45
     6.4     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . .   45

ARTICLE 7    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .   45
     7.1     Survival of Representations and Warranties   . . . . . . . .   45
     7.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     7.3     Interpretation   . . . . . . . . . . . . . . . . . . . . . .   46
     7.4     Counterparts   . . . . . . . . . . . . . . . . . . . . . . .   47
     7.5     Entire Agreement   . . . . . . . . . . . . . . . . . . . . .   47
     7.6     Governing Law; Consent to Jurisdiction   . . . . . . . . . .   47
     7.7     Specific Performance   . . . . . . . . . . . . . . . . . . .   47
     7.8     Assignment   . . . . . . . . . . . . . . . . . . . . . . . .   48
     7.9     Expenses   . . . . . . . . . . . . . . . . . . . . . . . . .   48

Exhibit A - Form of Opinion of Counsel to Gensia

Exhibit B - Form of Opinions of Counsel to Rakepoll Finance

                           STOCK EXCHANGE AGREEMENT


          THIS STOCK EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of the 12th day of November, 1996, by and between GENSIA, INC., a Delaware corporation ("Gensia"), and RAKEPOLL FINANCE N.V., a corporation organized under the laws of the Netherlands Antilles ("Rakepoll Finance").


                            PRELIMINARY STATEMENTS

          A. Gensia and Rakepoll Holding B.V., a company organized under the laws of the Netherlands ("Rakepoll Holding"), desire to combine their respective businesses. In order to effectuate this combination, all of the outstanding shares of Rakepoll Holding Common Stock (as defined in Section 3.4) outstanding at the Closing Date (as defined in Section 1.1) will be exchanged (the "Stock Exchange") for Gensia Common Shares (as defined in
Section 2.4) and additional consideration, as more fully provided herein.

          B. The respective Boards of Directors of Gensia and Rakepoll Finance have determined the Stock Exchange in the manner contemplated herein to be desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement. The shareholders of Rakepoll Finance (the "Rakepoll Finance Shareholders") have approved this Agreement and the Stock Exchange.

          C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Gensia's and Rakepoll Finance's willingness to enter into this Agreement, Gensia and the Rakepoll Finance Shareholders have entered into the Shareholder's Agreement, dated as of the date hereof (the "Shareholder's Agreement").

                                   AGREEMENT

          NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE 1

                              EXCHANGE OF SHARES

          1.1 Closing Date. The date on which the Closing is held shall be referred to as the "Closing Date." Subject to the satisfaction of the conditions to closing set forth in Article 5, the closing of the exchange of shares contemplated hereby (the "Closing") shall be held at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California, at 10:00 A.M. California time on a date specified by the parties, which date shall be as soon as practicable, but in any event within two business days following the date upon which all conditions set forth in
Article 5 hereof have been satisfied or waived, or at such other time and place as the parties mutually may agree.

          1.2 Exchange of Shares and Additional Consideration. On the terms and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, (a) Rakepoll Finance shall sell, transfer, convey and assign all of the outstanding shares of Rakepoll Holding Common Stock to Gensia,
(b) and shall receive in exchange for such shares of Rakepoll Holding Common Stock 29,500,000 newly issued shares of Gensia Common Shares and U.S. $100,000 in cash.

          1.3 Delivery of Shares and Additional Consideration at Closing. At the Closing, Rakepoll Finance shall deliver to Gensia certificates evidencing the Rakepoll Holding Common Stock which are duly endorsed for transfer thereon or by means of duly executed stock powers attached thereto against delivery by Gensia of that number of shares of Gensia Common Shares provided in Section 1.2 in the name of Rakepoll Finance and U.S.$100,000 by check or wire transfer.

          1.4 Tax Treatment. The parties intend that the purchase and sale of the Shares will not qualify as a "plan of reorganization" under
Section 368 of the United States Internal Revenue Code of 1986, as amended (the "Code"), within the meaning of the regulations promulgated under
Section 368 of the Code. The parties intend that the purchase of the shares of Rakepoll Holding Common Stock by Gensia will qualify as a "purchase" within the meaning of section 338 of the Code and that Gensia will be permitted, if it elects, to make a section 338 election with respect to Rakepoll Holding in accordance with the Code.


                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF GENSIA

          In order to induce Rakepoll Finance to enter into this Agreement, Gensia hereby represents and warrants to Rakepoll Finance that the statements contained in this Article 2 are true, correct and complete.

          2.1 Organization and Standing. Gensia and each of its subsidiaries listed in Section 2.1 to the disclosure schedule (the "Gensia Subsidiaries" or individually a "Gensia Subsidiary"), delivered by Gensia to Rakepoll Finance and dated the date hereof (the "Gensia Disclosure Schedule") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Gensia and each Gensia Subsidiary is duly qualified to do business and in good standing in each jurisdiction listed in Section 2.1 to the Gensia Disclosure Schedule, is not qualified to do business in any other jurisdic-tion and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on the assets, liabilities, results of operations or financial condition (a "material adverse effect") on Gensia and the Gensia Subsidiaries taken as a whole. Gensia and each Gensia Subsidiary is not in default in the performance, observance or fulfillment of any provision of its articles or certificate of incorporation or incorporation deed or bylaws or other charter documents or corporate organizational documents ("Charter Documents").

          2.2 Subsidiaries. Gensia does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 2.2 to the Gensia Disclosure Schedule. Except as set forth in Section 2.2 to the Gensia Disclosure Schedule, Gensia is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Gensia owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Gensia Subsidiary) of each Gensia Subsidiary. Each of the outstanding shares of capital stock of each Gensia Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, is owned, directly or indirectly, by Gensia free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Gensia Subsidiary is set forth in Section 2.2 to the Gensia Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 2.2 to the Gensia Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, under-standings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Gensia Subsidiary, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Gensia Subsidiary; and no Gensia Subsidiary has any obligation of any kind to issue any additional securities or to pay for securities of any Gensia Subsidiary or any prede-cessor thereof.

          2.3 Corporate Power and Authority. Gensia has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the issuance of Gensia Common Shares issuable in the Stock Exchange and the transactions contemplated hereby by the stockholders of Gensia (the "Gensia Stockholders"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Gensia, subject to authorization of the issuance of Gensia Common Shares issuable in the Stock Exchange and the transactions contemplated hereby by Gensia Stock-holders. This Agreement has been duly executed and delivered by Gensia and constitutes the legal, valid and binding obligation of Gensia enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          2.4 Capitalization of Gensia. As of September 30, 1996, Gensia's authorized capital stock consisted solely of (a) 75,000,000 common shares, $.01 par value ("Gensia Common Shares"), of which (i) 36,950,792 shares were issued and outstanding and (ii) 12,503,294 shares were reserved for issuance upon the exercise or conversion of options, warrants or contingent value rights granted or issuable by Gensia or pursuant to Gensia's Employee Stock Purchase Plan, (b) 5,000,000 preferred shares, $.01 par value ("Gensia Preferred Stock"), of which (i) 1,894,000 shares have been designated as $3.75 Convertible Exchangeable Preferred Stock of which 1,600,000 shares were issued and outstanding or reserved for issuance, and (ii) 100,000 shares have been designated as Series I Participating Preferred Stock, none of which were issued or outstanding, all of which were reserved for issuance under the Gensia Preferred Stock Purchase Rights. Each outstanding share of Gensia capital stock is, and all Gensia Common Shares to be issued in connection with the Stock Exchange will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Gensia capital stock has not been, and all Gensia Common Shares to be issued in connection with the Stock Exchange will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in Section 2.4 to the Gensia Disclosure Schedule there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Gensia of any equity securities of Gensia, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Gensia. Except as set forth in Section 2.4 to the Gensia Disclosure Schedule, all dividends on all series of Gensia Preferred Stock have been paid in full. Except as set forth in
Section 2.4 to the Gensia Disclosure Schedule, Gensia has not agreed to register any securities under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities law or granted registration rights to any person or entity. Except for the Shareholder's Agreement or as set forth in Section 2.4 to the Gensia Disclosure Schedule, there are no voting trusts, stockholders agreements, proxies or other similar agreements or understandings in effect with respect to the voting or transfer of any of the shares of Gensia Common Shares.

          2.5  Conflicts, Consents and Approval.  Other than as set forth in
Section 2.5 of the Gensia Disclosure Schedule neither the execution and delivery of this Agreement by Gensia nor the consummation of the transactions contemplated hereby will:

          (a) violate, conflict with, or result in a breach of any provision of the Charter Documents of Gensia or of any Gensia Subsidiary;

          (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, require any consent under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties, shares of Gensia Common Shares or assets of Gensia or any Gensia Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Gensia or any Gensia Subsidiary is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Gensia or any Gensia Subsidiary or any of their respective business, properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Gensia or any Gensia Subsidiary or any of their respective affiliates with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization of the issuance of Gensia Common Shares issuable in the Stock Exchange and the transactions contemplated hereby by Gensia Stockholders, (ii) authorization for trading and quotation of the Gensia Common Shares to be issued in the Stock Exchange and the transactions contemplated hereby on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance, (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regula-tions promulgated thereunder (the "HSR Act"), the voluntary notification to be made pursuant to section 721 of the Defense Production Act of 1950, as amended (the "Exon-Florio Amendment"), and any necessary Mexican approvals, and (iv) registrations or other actions required under applicable securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole or on its ability to consummate the transactions contemplated by this Agreement.

          2.6 Taxes. Except for matters that would not have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole (i) all tax returns (including, without limitation, income, profit, franchise, sales and use, excise, severance, occupation, property, gross receipts, payroll and withholding tax returns and information returns), deposits and reports (all such returns, deposits and reports herein referred to collectively as "Tax Returns" or singularly as a "Tax Return") of or relating to any federal, state, local or foreign or other governmental tax (all together with any penalties, additions to tax, fines and interest thereon or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed or deposited for, by, on behalf of or with respect to Gensia and the Gensia Subsidiaries, including, but not limited to, those relating to the income, business, operations or property of Gensia and the Gensia Subsidiaries and those which include or should include Gensia and the Gensia Subsidiaries have been filed or deposited duly and on a timely basis and all Taxes and filing fees shown to be due and payable on such Tax Returns have been paid in full and all installments, assessments and charges of which Gensia or any Gensia Subsidiary is aware or has received notice and which are due and payable by Gensia or any Gensia Subsidiary have been paid in full;
(ii) to the knowledge of Gensia or any Gensia Subsidiary, no such Tax Return contains any material misstatement or omits any material statement that should have been included; (iii) all Taxes imposed on Gensia or any Gensia Subsidiary (or for which Gensia or any Gensia Subsidiary is or could be liable, whether to any Governmental Authority or to other persons (as, for example, under tax allocation agreements)), for all periods up to the Closing Date which are due and payable on or before the Closing Date, have been paid or will be paid when due; (iv) none of such Tax Returns are now under audit or examination by any federal, state, local or foreign or other Governmental Authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against Gensia or any Gensia Subsidiary or with respect to any such Tax Return or any suits or other judicial or administrative actions, proceedings, investigations or claims now pending or, to the knowledge of Gensia or any Gensia Subsidiary, threatened against Gensia or any Gensia Subsidiary with respect to any Tax, governmental charge or assessment; (v) the latest balance sheet included in the Gensia Documents reflects and includes adequate provisions for the payment in full of any and all Taxes imposed on Gensia or any Gensia Subsidiary and not yet due for any and all periods up to and including the date of such balance sheet; (vi) all Taxes for which Gensia or any Gensia

Subsidiary is liable for periods through the Closing Date (whether or not the period ends for tax purposes on the Closing Date) have been or will be, paid when due or adequately reserved against on the books of the Gensia or any Gensia Subsidiary on or prior to the Closing Date; (vii) Gensia and the Gensia Subsidiaries have withheld and remitted all amounts required to be withheld and have paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation;
(viii) Gensia and the Gensia Subsidiaries have not been and are currently not required to file a Tax Return in any jurisdiction other than the United States, Germany and the United Kingdom; and (ix) Gensia and the Gensia Subsidiaries have not acquired property from or disposed of property for proceeds less than the fair market value thereof to any person who is considered a related party to Gensia or the Gensia Subsidiaries under the transfer pricing rules of the applicable jurisdiction. The Gensia balance sheets at December 31, 1995 and June 30, 1996 contain adequate reserves against any liability for Taxes for which Gensia or any Gensia Subsidiaries could be liable in respect of any audit or examination set forth on the Gensia Disclosure Schedule. There is no Tax lien, whether imposed by any federal, state, county, local or foreign taxing authority, outstanding against the assets, properties or business of Gensia or any Gensia Subsidiary other than liens for current Taxes not yet due for which adequate reserves have been provided for. All material elections and consents with respect to any Tax (or the computation thereof) affecting Gensia and the Gensia Subsidiaries as of the date hereof are obvious from the Tax Returns or are set forth on the Gensia Disclosure Schedule. After the date hereof, no election or consent with respect to any Tax (or the computation thereof) affecting Gensia and the Gensia Subsidiaries will be made without the written consent of Rakepoll Finance. Gensia and the Gensia Subsidiaries have not agreed to make and are not required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise. Gensia and the Gensia Subsidiaries are not a party to any agreement, contract, arrangement or plan that has resulted, or as a consequence of the transactions contemplated hereby will result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 280G of the Code. Gensia and the Gensia Subsidiaries have not filed a consent under Section 341(f) concerning collapsible corporations. Gensia is not, and was not at any time during the previous 5 years, a United States real property holding corporation, as defined in Section 897 of the Code.

          2.7  Intellectual Property Rights.  Except as disclosed in
Section 2.7 to the Gensia Disclosure Schedule:

          (a) To Gensia's knowledge and except as set forth in Section 2.7(a) to the Gensia Disclosure Schedule, Gensia or a Gensia Subsidiary owns or has a license to use all patents and patent applications, trademark registrations and applications and copyright registrations and applications, and all other material intangible property and technology ("Intellectual Property") which are used by Gensia or any Gensia Subsidiary free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair such ownership or use of such Intellectual Property or materially detract from the value thereof. With respect to such Intellectual Property licensed by Gensia or any Gensia Subsidiary, to Gensia's knowledge such licenses are in full force and effect, Gensia or such Gensia Subsidiary is in compliance with the terms and provisions thereof, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or violation thereof which could have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole, and Gensia or such Gensia Subsidiary holds a valid license to use such Intellectual Property, free of any liens, claims or encumbrances except those liens, claims or encumbrances which do not and will not, individually or in the aggregate, have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole.

          (b) To Gensia's knowledge, Gensia and the Gensia Subsidiaries have the right and authority to use such Intellectual Property in connection with the conduct of the business of Gensia and the Gensia Subsidiaries in the manner and to the extent such business is presently conducted, and neither Gensia nor any Gensia Subsidiary has been notified of any claim that such use conflicts with, infringes upon or violates any rights of any other person or entity, except to the extent that such conflict, infringement or violation does not and will not, individually or in the aggregate, have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole.

          2.8 Title to and Condition of Properties. Gensia and each Gensia Subsidiary owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Gensia and each Gensia Subsidiary, respectively, as presently conducted, except where the failure to own or hold such property, plants, machinery and equip-ment would not have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole. Section 2.8 to the Gensia Disclosure Schedule lists, and Gensia and each Gensia Subsidiary have furnished or made available to Rakepoll Finance, copies of all third party environmental or other reports prepared by or for Gensia or any Gensia Subsidiary with respect to the real property owned, leased or used by Gensia or any Gensia Subsidiary.

          2.9  Brokerage and Finder's Fees; Expenses.  Except as disclosed on
Schedule 2.9 to the Gensia Disclosure Schedule, and except for Gensia's obligations to CS First Boston ("First Boston") (a copy of the written agree-ment, as amended, relating to such obligations having previously been provided to Rakepoll Finance), neither Gensia nor any Gensia Subsidiary, nor any stockholder, director, officer or employee of Gensia or any Gensia Subsidiary thereof, has incurred or will incur on behalf of Gensia or any Gensia Subsidiary, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section 2.9 to the Gensia Disclosure Schedule discloses a bona fide estimate of the aggregate amount of all fees and expenses (including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel for arranging or providing financial advice with respect to the Stock Exchange and all reasonable fees and expenses of counsel, accountants, experts and consultants to Gensia) expected to be paid by Gensia and each Gensia Subsidiary up to and including the Closing Date to all attorneys, accountants and investment bankers in connection with the Stock Exchange ("Gensia Stock Exchange Fees").

          2.10 Gensia SEC Documents. Gensia has timely filed with the Securities and Exchange Commission ("Commission") all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1992 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act, including, without limitation, any financial statements or schedules included therein (such documents, as supplemented and amended since the time of filing, collectively, the "Gensia SEC Documents"). The Gensia SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circum-stances under which they were made, not misleading, and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Gensia included in the Gensia SEC Documents (including the notes and schedules relating thereto) at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles stated in United States Dollars applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), include all adjustments (consisting of any normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Gensia and the Gensia Subsidiaries and the results of operations of Gensia and the Gensia Subsidiaries, and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial condition of Gensia and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          2.11  [This Section intentionally left blank.]

          2.12 Compliance with Law. To the knowledge of Gensia, Gensia and each Gensia Subsidiary is in material compliance with, and at all times since December 31, 1992 has been in material compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collec-tively, "Applicable Laws") relating to Gensia or any Gensia Subsidiary or their respective business or properties, including, without limitation, laws regarding the provision of insurance, third party administration and primary health care services, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, any federal or state Pharmacy Practice Acts, Controlled Substance Acts, Dangerous Drugs Acts and Food, Drug and Cosmetic Acts, the Occupational Safety and Health Act and the regulations promulgated thereunder ("OSHA") and all rules of professional conduct applicable to Gensia or any Gensia Subsidiary by which any of its properties are bound or subject, except where the failure to be in compliance therewith could not reasonably be expected to have a mate-rial adverse effect on Gensia and the Gensia Subsidiaries taken as a whole.

          2.13 Litigation. Except as set forth in Section 2.13 to the Gensia Disclosure Schedule, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Gensia, threat-ened against Gensia or any Gensia Subsidiary which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole or a material adverse effect on the ability of Gensia to consummate the transactions contemplated hereby. None of Gensia and the Gensia Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole or a material adverse effect on the ability of Gensia to consummate the transac-tions contemplated hereby. Except as set forth in Section 2.13 to the Gensia Disclosure Schedule, since December 31, 1992, Gensia and each Gensia Subsidiary have not been subject to any outstanding order, writ, injunction or decree relating to Gensia's or any Gensia Subsidiary's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Gensia or any Gensia Subsidiary.

          2.14  Employee Benefit Plans.

          (a) For purposes of this Section 2.14, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities under
  (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Gensia Plans.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder and corresponding or similar provisions of foreign laws or regulations.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Gensia Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Gensia and each Gensia Subsidiary or to which Gensia or any Gensia Subsidiary contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Gensia Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of
  Section 3(2) of ERISA.

          (b) Section 2.14(b) to the Gensia Disclosure Schedule lists all Gensia Plans. With respect to each Gensia Plan, Gensia and each Gensia Subsidiary have made available to Rakepoll Holding a true, correct and complete copy of: (i) each writing constituting a part of such Gensia Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any;
(iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

          (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Gensia Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

          (d) All contributions required to be made to any Gensia Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Gensia Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the Gensia SEC Documents filed or to be filed with the Commission.

          (e) Gensia and all Gensia Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Gensia Plans. There is not now, and there are no existing circumstances that could give rise to, any requirement for the posting of security with respect to a Gensia Plan or the imposition of any lien on the assets of Gensia or any Gensia Subsidiary under ERISA or the Code.

          (f) No Gensia Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Gensia Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Gensia or any Gensia Subsidiary or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (g) There does not now exist, and there are no existing circum-stances that could result in, any Controlled Group Liability that would be a liability of Gensia or any Gensia Subsidiary following the Closing. Without limiting the generality of the foregoing, neither Gensia nor any Gensia Subsidiary nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

          (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Gensia nor any Gensia Subsidiary has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (i) Except as set forth in Section 2.14(i) to the Gensia Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of Gensia or any Gensia Subsidiary. Without limiting the generality of the foregoing and except as set forth in Section 2.14(i) to the Gensia Disclosure Schedule, no amount paid or payable by Gensia or any Gensia Subsidiary in connection with the transactions contemplated hereby will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any material liability of Gensia or any Gensia Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer plan.

          (k) Section 2.14(k) to the Gensia Disclosure Schedule sets forth the names of all directors and officers of Gensia and each Gensia Subsidiary, the total salary, bonus, fringe benefits and perquisites each received in the fiscal year ended December 31, 1995, and any changes to the foregoing which have occurred subsequent to December 31, 1995; Section 2.14(k) to the Gensia Disclosure Schedule also lists and describes the current compensation of any other employee of Gensia or any Gensia Subsidiary whose salary and bonus in 1995 exceeded U.S. $150,000. Except as disclosed in Section 2.14(k) to the Gensia Disclosure Schedule or in the Gensia SEC Documents, there are no other material forms of compensation paid to any such director, officer or employee of Gensia or any Gensia Subsidiary. Except as set forth in Section 2.14(k) to the Gensia Disclosure Schedule, no officer, director, or employee of Gensia or any other affiliate of Gensia, or any immediate family member of any of the foregoing, provides or causes to be provided to Gensia or any Gensia Subsidiary any material assets, services or facilities and Gensia and each Gensia Subsidiary does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

          2.15 Contracts. Section 2.15 to the Gensia Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which Gensia or any Gensia Subsidiary is a party and which fall within any of the following categories:
(a) Contracts valued at over U.S. $250,000 obligating any party to pay or receive money, goods or services, (b) joint venture, partnership and similar agreements, (c) Contracts which are service contracts or equipment leases involving payments by Gensia or any Gensia Subsidiary of more than U.S. $100,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Gensia or any Gensia Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals,
(e) Contracts which after the Closing Date would have the effect of limiting the freedom of Rakepoll Holding or the Rakepoll Holding Subsidiaries (other than Gensia and each Gensia Subsidiary) to compete in any line of business in any geographic area or to hire any individual or group of individuals,
(f) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Gensia or any Gensia Subsidiary, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of U.S. $250,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of U.S. $100,000 and not cancelable by Gensia or any Gensia Subsidiary (without premium or penalty) within one month, (i) Contracts with any labor organization, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of U.S. $100,000, letters of credit or other agreements or instruments of Gensia or any Gensia Subsidiary or commitments for the borrowing or the lending of amounts in excess of U.S. $100,000 or by Gensia or any Gensia Subsidiary or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Gensia or any Gensia Subsidiary, (k) Contracts involving annual revenues or expenditures to the business of Gensia or any Gensia Subsidiary in excess of 5.0% of Gensia's annual revenues and (l) Contracts with or for the benefit of any officer, director or affiliate of Gensia or any Gensia Subsidiary or immediate family member thereof. All such Contracts are valid and binding obligations of Gensia or the Gensia Subsidiary, as the case may be, and, to the knowledge of Gensia and each Gensia Subsidiary, are the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole. Neither Gensia or any Gensia Subsidiary nor, to the knowledge of Gensia or any Gensia Subsidiary, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on Gensia and each Gensia Subsidiary.

          2.16 Accounts Receivable. Except as disclosed in Section 2.16 to the Gensia Disclosure Schedule, all accounts and notes receivable (including lease and finance notes receivable) and accrued interest receivable of Gensia and each Gensia Subsidiary have arisen in the ordinary course of business and the accounts receivable reserves reflected on the balance sheet as of September 30, 1996 are as of such date established in accordance with United States generally accepted accounting principles consistently applied and to the best knowledge of Gensia and each Gensia Subsidiary will be collectible in the ordinary course of business in an amount not less than the amounts thereof carried on the balance sheet as of such date included in the Gensia Documents, net of any reserves included thereon, as applicable, except for any uncollectible amount which, individually or in the aggregate, would not have a material adverse effect on Gensia and each Gensia Subsidiary.

          2.17 Labor Relations. There is no unfair labor practice complaint against Gensia or any Gensia Subsidiary pending and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Gensia or any Gensia Subsidiary, threatened against or involving Gensia or any Gensia Subsidiary.

          2.18  No Material Adverse Change.  Except as set forth in Section
2.18 to the Gensia Disclosure Schedule, since December 31, 1995, Gensia and each Gensia Subsidiary have conducted their respective business in the ordinary course, consistent with past practice, and there has been no
(i) material adverse change in the assets, liabilities, results of operations or financial condition of Gensia and the Gensia Subsidiaries taken as a whole except for (1) operating losses in the ordinary course of business not exceeding $60 million for 1996 and $15 million per quarter thereafter until the Closing Date in the aggregate, (2) any failure to receive regulatory approval of the GenESA System and (3) any failure to receive regulatory approval of pending Abbreviated New Drug Applications of Gensia or any Gensia Subsidiary or (ii) material adverse effect on the ability of Gensia to consummate the transactions contemplated hereby.

          2.19  Operation of Gensia's Business; Relationships.

          (a) Since December 31, 1995, Gensia and each Gensia Subsidiary have not engaged in any transaction which, if entered into and/or consummated after execution of this Agreement, would violate Section 4.1(h) hereof except as described or reflected in the Gensia SEC Documents or as set forth in
Section 2.19 to the Gensia Disclosure Schedule. Section 2.19 to the Gensia Disclosure Schedule describes each termination or nonrenewal that has occurred with respect to any Contract with any lessee or licensee of Intel-lectual Property, from December 31, 1995 to the date hereof.

          (b) Except as set forth in Section 2.19(b) of the Gensia Disclosure Schedule, the relationships of Gensia and each Gensia Subsidiary with its customers and suppliers are satisfactory and the execution of this Agreement, the Stock Exchange and the transactions contemplated hereby will not materially adversely affect the relationships of Gensia or any Gensia Subsidiary with such customers or suppliers.

          (c) Except as disclosed in Section 2.19(c) of the Gensia Disclosure Schedule, no product produced by Gensia or any Gensia Subsidiary or produced for Gensia or any Gensia Subsidiary by a third party and bearing a Gensia or any Gensia Subsidiary trademark or other Proprietary Right of Gensia or any Gensia Subsidiary, has been recalled voluntarily or involuntarily since December 31, 1992, no such recall is being considered by Gensia, and, to the knowledge of Gensia and each Gensia Subsidiary, no such recall is being considered by or has been requested or ordered by any Govern-mental Authority or consumer group.

          2.20 Permits; Compliance. Gensia and each Gensia Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their respective properties and to carry on their respective business as it is now being conducted other than those which are immaterial (collectively, the "Gensia Permits"), and there is no Action pending or, to the knowledge of Gensia and each Gensia Subsidiary, threatened regarding suspension or cancellation of any of the Gensia Permits, except for any such Action which, if determined adversely, could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Gensia. Gensia and each Gensia Subsidiary is not in conflict with, or in default or violation of, any of the Gensia Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole. Since December 31, 1992, Gensia and each Gensia Subsidiary have not received any notification with respect to possible conflicts, defaults or violations of Applicable Laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not reasonably be expected to have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole.

          2.21  Product Warranties and Liabilities.  Except as set forth in
Section 2.21 to the Gensia Disclosure Schedule, Gensia and each Gensia Subsidiary have no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Section 2.21 to the Gensia Disclosure Schedule sets forth a description, which is true and correct in all material respects, of each pending or, to the knowledge of Gensia, threatened material Action under any warranty or guaranty against Gensia and each Gensia Subsidiary. Gensia and each Gensia Subsidiary have not incurred, nor does Gensia or any Gensia Subsidiary know or have any reason to believe there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any material defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of Gensia or any Gensia Subsidiary (including any lessee thereof) prior to the Closing Date, whether such

Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

          2.22  Environmental Matters.

          (a) As used in this Agreement, the term "Mexican Environmental Laws" means all federal, state, local or foreign laws, including common law and Mexican Civil Law, relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          In specific reference to the Mexican component of this Agreement:

          "Environment" means soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, ambient air and any environmental media.

          "Environmental Authorizations" means any permit, license, manifest, consent agreement, acknowledgment, report, log or approval related to environmental, health and safety compliance established in the Environmental Laws or required by any federal, state or local Mexican government agency.

          "Mexican Environmental Laws" means any of the following laws of
Mexico: the General Environmental Law for Ecological Equilibrium and Environmental Protection, the Environmental Law for the Federal District, the Environmental Law for the State of Mexico, the Regulations on Air Emissions, Hazardous Waste, Environmental Impact and Noise, the National Water Law and its Regulation, the Regulation for the Land Transportation of Hazardous Material and Waste, the federal and state Civil and Criminal Codes, and all civil, administrative and criminal jurisprudence, decrees, agreements, guidelines, ordinances and Official Mexican Standards (NOMs), at the federal, state or local level, pertaining to the environment, health or safety in effect at any time up to the date of closing or during the period of post-closing occupancy of the properties.

          "Mexican Hazardous Materials" means any material or waste in any physical form, which is either corrosive, reactive, explosive, toxic, flammable or biologically infectious, in accordance with the General Environmental Law for Ecological Equilibrium and Environmental Protection, its Hazardous Waste Regulation, Official Mexican Standard NOM-052-ECOL-1993 which defines the criteria for hazardous classification and contains a list of hazardous waste regulated under Mexican Law, the Regulation for the Land Transportation of Hazardous Material and Waste, the General Health Law, the Federal Labor Law, the National Water Law or any other material or waste classified by its characteristics or in official lists as hazardous to human health or the environment by Mexican legislation or authorities.

          Except as listed in Section 2.22 to the Gensia Disclosure Schedule:

          (b) There are, with respect to Gensia and each Gensia Subsidiary, or any predecessor of the foregoing, no past or present material violations of Environmental Laws, nor actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any liability pursuant to any Environmental Law and none of Gensia or any Gensia Subsidiary has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing.

          (c) No Hazardous Materials are present on or about any real property currently owned, leased or used by Gensia or any Gensia Subsidiary and no Hazardous Materials were present on or about any real property previously owned, leased or used by Gensia or any Gensia Subsidiary during the period the property was owned, leased or used by Gensia or any Gensia Subsidiary, except in the normal course of Gensia's or any Gensia Subsidiary's business.

          (d) No Hazardous Materials have been released on or about, or where they may pose a threat of migration to, any real property currently owned, leased or used by Gensia or any Gensia Subsidiary and no Hazardous Materials were released on or about any real property previously owned, leased or used by Gensia or any Gensia Subsidiary during the period the property was owned, leased or used by Gensia or any Gensia Subsidiary, except as may be required in the normal course of business and in compliance with applicable Environmental Laws in all material respects.

          (e) No asbestos-containing materials or polychlorinated biphenyls ("PCBs") are present on or about any property currently owned, leased or used by Gensia or any Gensia Subsidiary.

          (f) There are not now nor have there ever been any underground storage tanks or similar facilities of any kind on or under any real property currently or previously owned, leased or used by Gensia or any Gensia Subsidiary.

          2.23 Opinion of Financial Advisor. Gensia has received the written opinion of First Boston, its financial advisor, to the effect that, as of November 12, 1996, the Stock Exchange is fair to Gensia from a financial point of view, Gensia has heretofore provided a copy of such opinion to Rakepoll Finance and such opinion has not been withdrawn, revoked or modified.

          2.24 Board Recommendation. The Board of Directors of Gensia, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Stock Exchange, are fair to and in the best interests of the Gensia Stockholders, and (ii) resolved to recommend that the Gensia Stockholders approve and authorize the issuance of Gensia Common Shares in the Stock Exchange and the transactions contemplated hereby.

          2.25 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the consolidated balance sheet of Gensia as of June 30, 1996 included in the Gensia SEC Documents, (ii) as incurred after

June 30, 1996 in the ordinary course of business consistent with prior prac-tice and not prohibited by this Agreement or (iii) as set forth in Section
2.25 to the Gensia Disclosure Schedule, Gensia and the Gensia Subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole. All payments by or for the benefit of Gensia and the Gensia Subsidiaries to agents, consultants and others have been in payment of bona fide fees and commissions and not as bribes or illegal or improper payments. Gensia and the Gensia Subsidiaries have complied with the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and, in each case, have not made any payment to or on behalf of any person with respect to which a deduction could be disallowed under
Section 162(c) of the Code. Neither the Internal Revenue Service nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by Gensia or any Gensia Subsidiary of, or alleged to be of, the type described in this
Section 2.25.

          2.26 Gensia Rights Agreement. The Stockholder Rights Agreement dated as of March 16, 1992, between Gensia and ChaseMellon Shareholder Services, L.L.C., as successor in interest to First Interstate Bank (the "Rights Agreement"), has been amended, and will remain amended (and no replacement plan will be adopted), so as to provide that none of Rakepoll Finance and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Stock Exchange pursuant to this Agreement.

          2.27 Takeover Laws. Prior to the date hereof, the Board of Directors of Gensia has taken all action necessary to approve for purposes of, or to exempt under, or make not subject to any takeover law or law that purports to limit or restrict business combinations or the ability to acquire or vote shares, including without limitation, Section 203 of the Delaware General Corporation Law: (i) the execution of this Agreement, (ii) the Stock Exchange and (iii) the transactions contemplated hereby.


                                   ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF RAKEPOLL FINANCE

          In order to induce Gensia to enter into this Agreement, Rakepoll Finance hereby represents and warrants to Gensia that the statements contained in this Article 3 are true, correct and complete.

          3.1 Organization and Standing. Rakepoll Finance, Rakepoll Holding and each of the Rakepoll Holding subsidiaries listed in Section 3.1 of the disclosure schedule (the "Rakepoll Holding Subsidiaries" or individually a "Rakepoll Holding Subsidiary") delivered by Rakepoll Finance to Gensia and dated the date hereof (the "Rakepoll Holding Disclosure Schedule") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary is duly qualified to do business and in good standing in each jurisdiction listed in Section 3.1 to the Rakepoll Holding Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole. Rakepoll Holding and each Rakepoll Holding Subsidiary is not in default in the performance, observance or fulfillment of any provision of its Charter Documents.

          3.2 Subsidiaries. Rakepoll Holding does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 3.2 to the Rakepoll Holding Disclosure Schedule. Except as set forth in Section 3.2 to the Rakepoll Holding Disclosure Schedule, Rakepoll Holding is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Rakepoll Holding owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Rakepoll Holding Subsidiary) of each Rakepoll Holding Subsidiary. Each of the outstanding shares of capital stock of each Rakepoll Holding Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, is owned, directly or indirectly, by Rakepoll Holding free and clear of all voting trust arrangements, liens, pledges, security interests, restrictions, claims or other encumbrances. The following information for each Rakepoll Holding Subsidiary is set forth in Section 3.2 to the Rakepoll Holding Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and
(iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section
3.2 to the Rakepoll Holding Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Rakepoll Holding Subsidiary, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Rakepoll Holding Subsidiary; and no Rakepoll Holding Subsidiary has any obligation of any kind to issue any additional securities or to pay for securities of any Rakepoll Holding Subsidiary or any predecessor thereof.

          3.3 Corporate Power and Authority. Rakepoll Finance has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Rakepoll Finance. This Agreement has been duly executed and delivered by Rakepoll Finance and constitutes the legal, valid and binding obligation of Rakepoll Finance enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          3.4 Capitalization of Rakepoll Holding. As of September 30, 1996, Rakepoll Holding's authorized capital stock consisted solely of 40 shares of common stock, Dfl.1,000 par value per share ("Rakepoll Holding Common Stock"), of which (i) 40 shares were issued and outstanding and (ii) no shares were issued and held in treasury. Each outstanding share of Rakepoll Holding capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in
Section 3.4 to the Rakepoll Holding Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, under-standings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Rakepoll Holding, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Rakepoll Holding; and Rakepoll Holding has no obligation of any kind to issue any additional securities or to pay for securities of Rakepoll Holding or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 3.4 have been in compliance with all applicable securities laws. Except as set forth in
Section 3.4 to the Rakepoll Holding Disclosure Schedule, Rakepoll Holding has not agreed to register any securities under any applicable securities law or granted registration rights to any person or entity.

          3.5 Conflicts; Consents and Approvals. Other than as set forth in Section 3.5 of the Rakepoll Holding Disclosure Schedule neither the execution and delivery of this Agreement by Rakepoll Finance, nor the consummation of the transactions contemplated hereby will:

          (a) violate, conflict with, or result in a breach of any provision of the Charter Documents of Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary;

          (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, require any consent under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties, shares of Rakepoll Holding Common Stock or assets of Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, under-taking, agreement, lease or other instrument or obligation to which Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary or any of their respective business, properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary or any of their respective affiliates with any third party or any Governmental Authority, other than (i) authorization of the Stock Exchange and the transactions contemplated hereby by Rakepoll Finance

  Shareholders, which authorization has been obtained, (ii) actions required by the HSR Act, the voluntary notification to be made pursuant to the Exon-Florio Amendment, and any necessary Mexican approvals, (iii) registrations or other actions required under any applicable securities laws as are contem-plated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 3.5 to the Rakepoll Holding Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Rakepoll Finance or Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole or on its ability to consummate the transactions contemplated by this Agreement.

          3.6 Certain Rakepoll Holding Documents. Rakepoll Holding has delivered to Gensia consolidated/combined statements of operations, statements of cash flow and statements of stockholders equity of Rakepoll Holding and the Rakepoll Holding Subsidiaries for the years ended
December 31, 1993, 1994 and 1995 (audited) and the six month periods ended June 30, 1995 and 1996 (unaudited) and consolidated balance sheets at December 31, 1994 and 1995 (audited) and at June 30, 1995 and 1996 (unaudited) and the notes thereto, including, without limitation, any financial statements, notes or schedules included therein (collectively, the "Rakepoll Holding Documents"). The Rakepoll Holding Documents comply as to form in all material respects with the applicable requirements of applicable law. The financial statements of Rakepoll Holding included in the Rakepoll Holding Documents (including the notes and schedules relating thereto) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of applicable governmental authorities with respect thereto, were prepared in accordance with United States generally accepted accounting principles stated in United States Dollars applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Rakepoll Holding and the Rakepoll Holding Subsidiaries and the result of operations of Rakepoll Holding and the Rakepoll Holding Subsidiaries, and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial condition of Rakepoll Holding as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

          3.7 Taxes. Except for items that are disclosed in Section 3.7 to the Rakepoll Holding Disclosure Schedule or for matters that would not have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidi-aries taken as a whole (i) all Tax Returns of or relating to any Tax that are required to be filed or deposited for, by, on behalf of or with respect to Rakepoll Holding and the Rakepoll Holding Subsidiaries, including, but not limited to, those relating to the income, business, operations or property of Rakepoll Holding and the Rakepoll Holding Subsidiaries and those which include or should include Rakepoll Holding and the Rakepoll Holding Subsidiaries have been filed or deposited duly and on a timely basis and all Taxes and filing fees shown to be due and payable on such Tax Returns have been paid in full and all installments, assessments and charges of which Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary is aware or has received notice and which are due and payable by Rakepoll Holding or any Rakepoll Holding Subsidiary have been paid in full;

(ii) Rakepoll Holding and the Rakepoll Holding Subsidiaries have complied with all fiscal and monetary statutory regulations; (iii) to the knowledge of Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary, no such Tax Return contains any material misstatement or omits any material statement that should have been included; (iv) all Taxes imposed on Rakepoll Holding or any Rakepoll Holding Subsidiary (or for which Rakepoll Holding or any Rakepoll Holding Subsidiary is liable) for all periods up to the Closing Date which are due and payable on or before the Closing Date have been paid or will be paid when due; (v) none of such Tax Returns are now under audit or examination by any federal, state, local or foreign or other Governmental Authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against Rakepoll Holding or any Rakepoll Holding Subsidiary or with respect to any such Tax Return or any suits or other judicial or administrative actions, proceedings, investigations or claims now pending or, to the knowledge of Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary, threatened against Rakepoll Holding or any Rakepoll Holding Subsidiary with respect to any Tax, governmental charge or assessment; (vi) the latest balance sheet included in the Rakepoll Holding Documents reflects and includes adequate provisions for the payment in full of any and all Taxes imposed on Rakepoll Holding or any Rakepoll Holding Subsidiary and not yet due for any and all periods up to and including the date of such balance sheet; (vii) all Taxes for which Rakepoll Holding or any Rakepoll Holding Subsidiary is liable for periods through the Closing Date (whether or not the period ends for tax purposes on the Closing Date) have been or will be, paid when due or adequately reserved against on the books of Rakepoll Holding or any Rakepoll Holding Subsidiary on or prior to the Closing Date; (viii) Rakepoll Holding and the Rakepoll Holding Subsidiaries have withheld and remitted all amounts required to be withheld and have paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation; (ix) Rakepoll Holding and the Rakepoll Holding Subsidiaries have not been and are currently not required to file a Tax Return in any jurisdiction other than Italy, Mexico and the Netherlands; (x) Rakepoll Holding and the Rakepoll Holding Subsidiaries have not acquired property from or disposed of property for proceeds less than the fair market value thereof to, any person who is considered a related party to Rakepoll Holding and the Rakepoll Holding Subsidiaries under the transfer pricing rules of the applicable jurisdiction; (xi) Rakepoll Holding and each Rakepoll Holding Subsidiary, to the extent it was required to file tax returns in Italy, has filed all appropriate documents and applications and paid all fees for the settlement ("condono") of any "formal" violations of tax regulations for the fiscal periods from 1991 to 1994; and (xii) Rakepoll Holding and each Rakepoll Holding Subsidiary, to the extent it was required to file tax returns in Italy, has filed all appropriate documents and applications and paid all fees for the settlement ("condono") of any violations of income tax regulations for fiscal periods up to 1990, such "condono" having the effect of a settlement with respect to orders of payment issued by the income tax department, as set forth in Section 3.7(xiii) to the Rakepoll Holding Disclosure Schedule. The Rakepoll Holding balance sheets at December 31, 1995 and June 30, 1996 contain adequate reserves against any liability for Taxes for which Rakepoll Holding or any Rakepoll Holding Subsidiaries could be liable in respect of any audit or examination set forth on the Rakepoll Holding Disclosure Schedule. There is no Tax lien, whether imposed by any federal, state, county, local or foreign taxing authority, outstanding against the assets, properties or business of Rakepoll Holding or any Rakepoll Holding Subsidiary other than liens for current Taxes not yet due for which adequate reserves have been provided for. All material elections and consents with respect to any Tax (or the computation thereof) affecting Rakepoll Holding and the Rakepoll Holding Subsidiaries as of the date hereof are obvious from the Tax Returns or are set forth on Section 3.7 to the Rakepoll Holding Disclosure Schedule. After the date hereof, no election or consent with respect to any Tax (or the computation thereof) affecting Rakepoll Holding and the Rakepoll Holding Subsidiaries will be made without the written consent of Gensia. Except as set forth in Section 3.7 to the Rakepoll Holding Disclosure Schedule, Rakepoll Holding and the Rakepoll Holding Subsidiaries are not a party to any Tax sharing or allocation agreement. Neither Rakepoll Holding nor any Rakepoll Holding Subsidiary has engaged in a trade or business in the United States nor had income effectively connected with a trade or business in the United States. Neither Rakepoll Holding nor any Rakepoll Holding Subsidiary has ever filed United States Federal or State Tax returns or been required to do so, and no tax elections have been filed with the Internal Revenue Service. Rakepoll Holding and the Rakepoll Holding Subsidiaries have never been "controlled foreign corporations" as defined in section 957 of the Code. Except as set forth in Section 3.7 to the Rakepoll Holding Disclosure Schedule, Rakepoll Holding and the Rakepoll Holding Subsidiaries have no U.S. persons as shareholders.

          3.8 Compliance with Law. To the knowledge of Rakepoll Finance, each of Rakepoll Holding and each Rakepoll Holding Subsidiary is in material compliance with, and at all times since December 31, 1992 has been in material compliance with, all Applicable Laws relating to Rakepoll Holding and each Rakepoll Holding Subsidiary or its respective business or properties including, without limitation, social security laws, workers' protection laws, laws regarding the provision of insurance, third party administration and primary health care services, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug, and Cosmetic Act, any federal or state Pharmacy Practice Acts, Controlled Substance Acts, Dangerous Drugs Acts and Food, Drug and Cosmetic Acts, OSHA and with all consents, licenses, and permits granted by any Governmental Authority and all rules of professional conduct applicable to Rakepoll Holding or any Rakepoll Holding Subsidiary by which any of its properties are bound or subject, except where the failure to be in compliance therewith could not reasonably be expected to have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole.

          3.9  Intellectual Property Rights.  Except as disclosed in
Section 3.9 of the Rakepoll Holding Disclosure Schedule:

          (a) To the knowledge of Rakepoll Finance, and except as disclosed in the Rakepoll Holding Documents, Rakepoll Holding and the Rakepoll Holding Subsidiaries own or have a license to the Intellectual Property which is used by Rakepoll Holding or any Rakepoll Holding Subsidiaries free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Rakepoll Holding's or any Rakepoll Holding Subsidiaries' ownership or use of such Intellectual Property or materially detract from the value thereof. With respect to such Intellectual Property licensed by Rakepoll Holding or any Rakepoll Holding Subsidiary, such licenses are in full force and effect, Rakepoll Holding or such Rakepoll Holding Subsidiary is in compliance with the terms and provision thereof, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or violation thereof which could have a material adverse effect on Rakepoll

Holding and the Rakepoll Holding Subsidiaries taken as a whole and Rakepoll Holding or such Rakepoll Holding Subsidiary holds a valid license free of any liens, claims or encumbrances except those liens, claims or encumbrances which do not and will not, individually or in the aggregate, have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole.

          (b) To the knowledge of Rakepoll Finance, Rakepoll Holding and the Rakepoll Holding Subsidiaries have the right and authority to use such Intellectual Property in connection with the conduct of the business of Rakepoll Holding and the Rakepoll Holding Subsidiaries in the manner and to the extent such business is presently conducted, and neither Rakepoll Finance nor Rakepoll Holding nor any Rakepoll Holding Subsidiary has been notified of any claim that such use conflicts with, infringes upon or violates any rights of any other person or entity, except to the extent that such conflict, infringement or violation does not and will not, individually or in the aggregate, have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole.

          3.10 Title to and Condition of Properties. Rakepoll Holding and each Rakepoll Holding Subsidiary owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Rakepoll Holding and each Rakepoll Holding Subsidiary, respectively, as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole. Section 3.10 to the Rakepoll Holding Disclosure Schedule lists, and Rakepoll Holding and each Rakepoll Holding Subsidiary have furnished or made available to Gensia, copies of all third party environ-mental or other reports prepared by or for Rakepoll Holding or any Rakepoll Holding Subsidiary with respect to the real property owned, leased or used by Rakepoll Holding or any Rakepoll Holding Subsidiary.

          3.11  [This Section intentionally left blank.]

          3.12 Litigation. Except as set forth in Section 3.12 to the Rakepoll Holding Disclosure Schedule, there is no Action pending or, to the knowledge of Rakepoll Finance, threatened against Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole or a material adverse effect on the ability of Rakepoll Finance or Rakepoll Holding or any Rakepoll Holding Subsidiary to consummate the transactions contemplated hereby. None of Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole or a material adverse effect on the ability of Rakepoll Finance or Rakepoll Holding or any Rakepoll Holding Subsidiary to consummate the transactions contemplated hereby. Except as set forth in Section 3.12 to the Rakepoll Holding Disclosure Schedule, since December 31, 1992, Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary have not been subject to any outstanding order, writ, injunction or decree relating to Rakepoll Holding's or any Rakepoll Holding Subsidiary's method of doing business or its relationship with past, existing or future lessees, users, purchasers or licensees of any Intellectual Property, goods or services of Rakepoll Holding or any Rakepoll Holding Subsidiary.

          3.13 Brokerage and Finder's Fees; Expenses. Except for Rakepoll Finance's obligations to Lehman Brothers International ("Lehman") (a copy of the written agreement relating to such obligations having previously been provided to Gensia), neither Rakepoll Finance nor Rakepoll Holding nor any Rakepoll Holding Subsidiary, nor any stockholder, director, officer or employee of Rakepoll Finance or Rakepoll Holding or any Rakepoll Holding Subsidiary thereof, has incurred or will incur on behalf of Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section 3.13 to the Rakepoll Holding Disclosure Schedule discloses a bona fide estimate of the aggregate amount of all out-of-pocket fees and expenses (including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel for arranging or providing financial advice with respect to the Stock Exchange and all reasonable fees and expenses of counsel, accountants, experts and consultants to Rakepoll Finance) expected to be paid by Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary up to and including the Closing Date to all attorneys, accountants and investment bankers in connection with the Stock Exchange ("Rakepoll Finance Stock Exchange Fees").

          3.14  Employee Matters.

          (a)(i) The official registers of employees and salaries of Rakepoll Holding and the Rakepoll Holding Subsidiaries set forth the names of all the employees of Rakepoll Holding and the Rakepoll Holding Subsidiaries, including, with respect to each employee, such employee's actual function, position, seniority and compensation; (ii) Section 3.14(a)(ii) of the Rakepoll Holding Disclosure Schedule contains the name of each independent contractor engaged by Rakepoll Holding or the Rakepoll Holding Subsidiaries.

          (b) At all times since December 31, 1992, all employees of Rakepoll Holding and each Rakepoll Holding Subsidiary have been fully compen-sated in accordance with applicable regulation, and applicable collective agreement or individual contract, as the case may be.

          (c) The latest balance sheet included in the Rakepoll Holding Documents reflects and includes adequate provision for the payment in full of any and all compensation which has accrued with respect to each employee, but which was not due as of the date of such balance sheet. All such accrued compensation, and all such compensation which will accrue from the date hereof to the Closing Date, has been or will be adequately reserved against on the books of Rakepoll Holding or any Rakepoll Holding Subsidiary, as the case may be, on or prior to the Closing Date.

          (d) Rakepoll Holding and the Rakepoll Holding Subsidiaries have withheld and remitted all amounts required to be withheld under all applicable regulations, including concerning employees' social insurance, employees' retirement pensions and employees' income taxes.

          (e)  With respect to Rakepoll Holding, and except as set forth in
Section 3.14(e) of the Rakepoll Holding Disclosure Schedule, all terms and conditions of employment are those terms and conditions required by statutory regulations and national collective agreements.

          (f) Other than any benefit required to be provided by applicable law, and except as set forth in Section 3.14(f) of the Rakepoll Holding Disclosure Schedule, no benefit has been granted to any employee of Rakepoll Holding or the Rakepoll Holding Subsidiaries.

          (g) Except as set forth in Section 3.14(i) to the Rakepoll Holding Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in or cause the accelerated vesting or delivery of any payment or benefit to any employee of Rakepoll Holding or any Rakepoll Holding Subsidiary.

          (h) Section 3.14(h) to the Rakepoll Holding Disclosure Schedule sets forth the names of all directors and officers of Rakepoll Holding and each Rakepoll Holding Subsidiary, the total salary, bonus, fringe benefits and perquisites each received in the fiscal year ended December 31, 1995, and any changes to the foregoing which have occurred subsequent to December 31, 1995; Section 3.14(h) to the Rakepoll Holding Disclosure Schedule also lists and describes the current compensation of any other employee of Rakepoll Holding or any Rakepoll Holding Subsidiary whose salary and bonus in 1995 exceeded U.S.$150,000. Except as disclosed in Section 3.14(h) to the Rakepoll Holding Disclosure Schedule or in the Rakepoll Holding Documents, there are no other material forms of compensation paid to any such director, officer or employee of Rakepoll Holding or any Rakepoll Holding Subsidiary. Except as set forth in Section 3.14(h) to the Rakepoll Holding Disclosure Schedule, no officer, director, or employee of Rakepoll Holding or any other affiliate of Rakepoll Holding, or any immediate family member of any of the foregoing, provides or causes to be provided to Rakepoll Holding or any Rakepoll Holding Subsidiary any material assets, services or facilities and Rakepoll Holding and each Rakepoll Holding Subsidiary does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

          3.15 Contracts. Section 3.15 to the Rakepoll Holding Disclosure Schedule lists all Contracts to which Rakepoll Holding or any Rakepoll Holding Subsidiary is a party and which fall within any of the following categories: (a) Contracts valued at over U.S.$250,000 obligating any party to pay or receive money, goods or services, (b) joint venture, partnership and similar agreements, (c) Contracts which are service contracts or equipment leases involving payments by Rakepoll Holding or any Rakepoll Holding Subsidiary of more than U.S. $100,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Rakepoll Holding or any Rakepoll Holding Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which after the Closing Date would have the effect of limiting the freedom of Gensia or the Gensia Subsidiaries (other than Rakepoll Holding and each Rakepoll Holding Subsidiary) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Rakepoll Holding or any Rakepoll Holding Subsidiary, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of U.S. $250,000; (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of U.S. $100,000 and not cancelable by Rakepoll Holding or any Rakepoll Holding Subsidiary (without premium or penalty) within one month, (i) Contracts with any labor organization, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of U.S. $100,000, letters of credit or other agreements or instruments of Rakepoll Holding or any Rakepoll Holding Subsidiary or commitments for the borrowing or the lending of amounts in excess of U.S. $100,000 or by Rakepoll Holding or any Rakepoll Holding Subsidiary or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Rakepoll Holding or any Rakepoll Holding Subsidiary, (k) Contracts involving annual revenues or expenditures to the business of Rakepoll Holding or any Rakepoll Holding Subsidiary in excess of 5.0% of Rakepoll Holding's annual revenues and
(l) Contracts with or for the benefit of any officer, director or affiliate of Rakepoll Holding or any Rakepoll Holding Subsidiary or immediate family member thereof. All such Contracts are valid and binding obligations of Rakepoll Holding or the Rakepoll Holding Subsidiary, as the case may be, and, to the knowledge of Rakepoll Holding and each Rakepoll Holding Subsidiary, are the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole. Neither Rakepoll Holding or any Rakepoll Holding Subsidiary nor, to the knowledge of Rakepoll Holding or any Rakepoll Holding Subsidiary, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on Rakepoll Holding and each Rakepoll Holding Subsidiary.

          3.16 Accounts Receivable. All accounts and notes receivable (including lease and finance notes receivable) and accrued interest receivable of Rakepoll Holding and each Rakepoll Holding Subsidiary have arisen in the ordinary course of business and the accounts receivable reserves reflected on the balance sheet as of June 30, 1996 included in the Rakepoll Holding Documents are as of such date established in accordance with United States generally accepted accounting principles consistently applied and to the best knowledge of Rakepoll Holding and each Rakepoll Holding Subsidiary will be collectible in the ordinary course of business in an amount not less than the amounts thereof carried on the balance sheet as of such date included in the Rakepoll Holding Documents, net of any reserves included thereon, as applicable, except for any uncollectible amount which, individually or in the aggregate, would not have a material adverse effect on Rakepoll Holding and each Rakepoll Holding Subsidiary.

          3.17 Labor Relations. There is no unfair labor practice complaint against Rakepoll Holding or any Rakepoll Holding Subsidiary pending and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Rakepoll Holding or any Rakepoll Holding Subsidiary, threatened against or involving Rakepoll Holding or any Rakepoll Holding Subsidiary. Except as disclosed in Section 3.17 to the Rakepoll Holding Disclosure Schedule, there is no Union Agreement in effect with respect to any Rakepoll Holding Subsidiary which operates in Mexico.

          3.18  No Material Adverse Change.  Except as set forth in Section
3.18 to the Rakepoll Holding Disclosure Schedule, since December 31, 1995, each of Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole or
(ii) material adverse effect on the ability of Rakepoll Finance to consummate the transactions contemplated hereby.

          3.19  Operation of Rakepoll Holding's Business; Relationships.

          (a) Since December 31, 1995, each of Rakepoll Holding and each Rakepoll Holding Subsidiary has not engaged in any transaction which, if entered into and/or consummated after execution of this Agreement, would violate Section 4.1(h) hereof except as described or reflected in the Rakepoll Holding Documents or as set forth in Section 3.19 to the Rakepoll Holding Disclosure Schedule. Section 3.19 to the Rakepoll Holding Disclosure Schedule describes each termination or nonrenewal that has occurred with respect to any Contract with any lessee or licensee of Intellectual Property, from December 31, 1995 to the date hereof.

          (b) Except as set forth in Section 3.19(b) of the Rakepoll Holding Disclosure Schedule, the relationships of Rakepoll Holding and each Rakepoll Holding Subsidiary with its customers and suppliers are satisfactory and the execution of this Agreement, the Stock Exchange and the transactions contemplated hereby will not materially adversely affect the relationships of Rakepoll Holding or any Rakepoll Holding Subsidiary with such customers or suppliers.

          (c) Except as disclosed in Section 3.19(c) of the Rakepoll Holding Disclosure Schedule no product produced by Rakepoll Holding or any Rakepoll Holding Subsidiary or produced for Rakepoll Holding or any Rakepoll Holding Subsidiary by a third party and bearing a Rakepoll Holding or any Rakepoll Holding Subsidiary trademark or other Proprietary Right of Rakepoll Holding or any Rakepoll Holding Subsidiary, has been recalled voluntarily or involuntarily since December 31, 1992, no such recall is being considered by Rakepoll Holding, and, to the knowledge of Rakepoll Holding and each Rakepoll Holding Subsidiary, no such recall is being considered by or has been requested or ordered by any Governmental Authority or consumer group.

          3.20 Permits; Compliance. Each of Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted other than those which are immaterial (collectively, the "Rakepoll Holding Permits"), and there is no Action pending or, to the knowledge of Rakepoll Holding and each Rakepoll Holding Subsidiary, threatened regarding suspension or cancellation of any of the Rakepoll Holding Permits, except for any such Action which, if determined adversely, could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Rakepoll Holding. Rakepoll Holding and each Rakepoll Holding Subsidiary is not in conflict with, or in default or violation of, any of the Rakepoll Holding Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole. Since December 31, 1992, Rakepoll Holding and each Rakepoll Holding Subsidiary have not received any notification with respect to possible conflicts, defaults or violations of Applicable Laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not reasonably be expected to have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole.

          3.21  Product Warranties and Liabilities.  Except as listed in
Section 3.21 to the Rakepoll Holding Disclosure Schedule, Rakepoll Holding and each Rakepoll Holding Subsidiary have no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Section 3.21 to the Rakepoll Holding Disclosure Schedule sets forth a description, which is true and correct in all material respects, of each pending or, to the knowledge of Rakepoll Finance, threatened material Action under any warranty or guaranty against Rakepoll Holding and each Rakepoll Holding Subsidiary. Rakepoll Holding and each Rakepoll Holding Subsidiary have not incurred, nor does Rakepoll Finance, Rakepoll Holding or any Rakepoll Holding Subsidiary know or have any reason to believe there is any basis for alleging, any Product Liability with respect to any product sold or services rendered by or on behalf of Rakepoll Holding or any Rakepoll Holding Subsidiary (including any lessee thereof) prior to the Closing Date, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchant-ability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

          3.22 Environmental Matters. Except as listed in Section 3.22 to the Rakepoll Holding Disclosure Schedule:

          (a) There are, with respect to Rakepoll Holding and each Rakepoll Holding Subsidiary, or any predecessor of the foregoing, no past or present material violations of Environmental Laws or Mexican Environmental Laws, nor actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any liability pursuant to any Environmental Law and none of Rakepoll Holding and each Rakepoll Holding Subsidiary has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing.

          (b) No Hazardous Materials or Mexican Hazardous Materials are present on or about any real property currently owned, leased or used by Rakepoll Holding or any Rakepoll Holding Subsidiary and no Hazardous Materials or Mexican Hazardous Materials were present on or about any real property previously owned, leased or used by Rakepoll Holding or any Rakepoll Holding Subsidiary during the period the property was owned, leased or used by Rakepoll Holding or any Rakepoll Holding Subsidiary, except in the normal course of Rakepoll Holding's or any Rakepoll Holding Subsidiary's business.

          (c) No Hazardous Materials or Mexican Hazardous Materials have been released on or about, or where they may pose a threat of migration to, any real property currently owned, leased or used by Rakepoll Holding or any Rakepoll Holding Subsidiary and no Hazardous Materials or Mexican Hazardous Materials were released on or about any real property previously owned, leased or used by Rakepoll Holding or any Rakepoll Holding Subsidiary during the period the property was owned, leased or used by Rakepoll Holding or any Rakepoll Holding Subsidiary, except as may be required in the normal course of business and in compliance with applicable Environmental Laws in all material respects.

          (d) No asbestos-containing materials or PCBs are present on or about any property currently owned, leased or used by Rakepoll Holding or any Rakepoll Holding Subsidiary.

          (e) There are not now nor have there ever been any underground storage tanks or similar facilities of any kind on or under any real property currently or previously owned, leased or used by Rakepoll Holding or any Rakepoll Holding Subsidiary.

          3.23  [This section intentionally left blank.]

          3.24 Board Recommendation. The Board of Directors of Rakepoll Finance, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Stock Exchange, are fair to and in the best interests of the Rakepoll Finance Shareholders, and (ii) resolved to recommend that the Rakepoll Finance Shareholders approve this Agreement and the transactions contemplated herein, including the Stock Exchange, and (iii) such Rakepoll Finance Shareholders have approved this Agreement, the Stock Exchange and the transactions contemplated hereby.

          3.25 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the consolidated balance sheet of Rakepoll Holding as of June 30, 1996 included in the Rakepoll Holding Documents,
(ii) as incurred after June 30, 1996, in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or
(iii) as set forth in Section 3.25 to the Rakepoll Holding Disclosure Schedule, Rakepoll Holding and the Rakepoll Holding Subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole. All payments by or for the benefit of Rakepoll Holding and the Rakepoll Holding Subsidiaries to agents, consultants and others have been in payment of bona fide fees and commissions and not as bribes or illegal or improper payments. Rakepoll Holding and the Rakepoll Holding Subsidiaries have complied with the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and, in each case, have not made any payment to or on behalf of any person with respect to which a deduction could be disallowed under Section 162(c) of the Code. Neither the Internal Revenue Service nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by Rakepoll Holding or any Rakepoll Holding Subsidiary of, or alleged to be of, the type described in this Section 3.25.

          3.26 Ownership of Rakepoll Holding Shares. Rakepoll Finance owns all of the issued and outstanding capital stock of Rakepoll Holding and through Rakepoll Holding owns all of the issued and outstanding capital stock of the Rakepoll Holding Subsidiaries. Upon delivery of and in exchange for such shares under this Agreement pursuant to the Stock Exchange, Gensia will acquire good and valid title to all of the issued and outstanding capital stock of Rakepoll Holding, free and clear of all voting trust arrangements, liens, encumbrances, security interests, restrictions and claims whatsoever.

          3.27 Exchange Entirely for Own Account. The Rakepoll Holding Common Stock to be received by Rakepoll Finance under this Agreement will be acquired for investment for Rakepoll Finance's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Rakepoll Finance has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Rakepoll Finance further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of such Gensia Common Shares and further that it will not transfer, sell or exchange any of the shares of Gensia Common Shares which it receives pursuant to the terms of this Agreement for a period of 12 months following the Closing Date. Rakepoll Finance is not a "U.S. person" as such term is used in Regulation S under the Securities Act.

          3.28 Restricted Securities. Rakepoll Finance understands that the Gensia Common Shares to be received hereunder may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering such Gensia Common Shares or an available exemption from registration under the Securities Act, the Gensia Common Shares must be held indefinitely. In particular, Rakepoll Finance is aware that the Gensia Common Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

          3.29 Legends. It is understood that the certificates evidencing the Gensia Common Shares may bear one or all of the following legends:

          (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satis-factory to Gensia that such registration is not required or unless sold pursuant to Rule 144 of such Act or another applicable exemption."

          (b) Any legend required by the laws of the State of California or other jurisdiction or by the Shareholder's Agreement dated as of the date hereof between the parties hereto.

          3.30 Takeover Laws. Prior to the date hereof, the Board of Directors of Rakepoll Finance has taken all action necessary to approve for purposes of, or exempt under or make not subject to any takeover law or law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, (ii) the Stock Exchange and (iii) the transactions contemplated hereby.

          3.31 Authorization of Rakepoll Holding Subsidiaries. Prior to the date hereof, to the extent required by law, regulation or their respective Charter Documents, each Rakepoll Holding Subsidiary shall have granted Rakepoll Finance the necessary power and authority to make the representations and warranties contained herein applicable to such Rakepoll Holding Subsidiary.


                                   ARTICLE 4

                           COVENANTS OF THE PARTIES

          The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

          4.1  Mutual Covenants.

          (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Stock Exchange and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article 5 for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

          (b) HSR Act. As soon as practicable, and in any event no later than ten (10) business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Stock Exchange, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable; provided, however, that neither Gensia nor any of the Gensia Subsidiaries shall be required hereunder to divest or hold separate any portion of their business or assets.

          (c) Automedics. The parties intend that Gensia shall contribute to its Subsidiary, Automedics Development, Inc. ("Automedics"), the assets (tangible and intangible), licenses, contracts, intellectual property and other associated rights related to the Laryngeal Mask Airway products, the Brevibloc product, the distribution rights related to the GenESA System, the Heparin closed loop drug delivery system and any medical device products in-licensed by Gensia between the date hereof and the Closing Date. Gensia shall endeavor to obtain all necessary consents to permit such asset contributions to Automedics. Gensia, after consultation with Rakepoll Finance, shall be permitted to sell or grant equity interests in Automedics to facilitate obtaining the necessary consents to permit such asset contributions and to obtain financing for Automedics. Gensia, after consultation with Rakepoll Finance, shall determine who is to staff and operate Automedics. Any actions taken by Gensia in consultation with Rakepoll Finance pursuant to the provisions of this Section 4.1(c) shall not be breaches of the representations and warranties or the covenants of Gensia contained in this Agreement.

          (d) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain.

          (e) Tax Treatment. Each of the parties shall use its reasonable efforts so as to ensure that the Stock Exchange does not constitute a tax-free reorganization under the Code and instead is a "purchase" within the meaning of section 338 of the Code so that Gensia will be permitted to cause a section 338 election to be made with respect to Rakepoll Holding.

          (f) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers, as advised by outside counsel (and in that event only if time does not permit), at all times prior to the earlier of the Closing Date or termination of this

Agreement pursuant to Section 6.1, Gensia and Rakepoll Finance shall consult with each other before issuing any press release with respect to the Stock Exchange or the transaction contemplated hereby and shall not issue any such press release prior to such consultation.

          (g) Access. From and after the date of this Agreement until the Closing Date (or the termination of this Agreement), upon the reasonable request of the other party, Gensia and Rakepoll Finance (including Rakepoll Holding and all Rakepoll Holding Subsidiaries and Alco Chemical Ltd. ("ALCO")) shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers ("Information"), in the case of ALCO, only to the extent such information is necessary to the consummation of the transactions contemplated by this Agreement. Information obtained by Gensia, Rakepoll Finance, Rakepoll Holding and the Rakepoll Holding Subsidiaries and ALCO pursuant to this
Section 4.1(g) shall be subject to the provisions of the confidentiality agreement between them dated March 5, 1996 (the "Confidentiality Agreement"), which agreement remains in full force and effect until the Closing Date; provided, however, that the Confidentiality Agreement shall continue in full force and effect with respect to Information provided by ALCO.

          (h) Conduct of Operations. During the period from the date of this Agreement to the Closing Date, Gensia and each Gensia Subsidiary on the one hand and Rakepoll Holding and each Rakepoll Holding Subsidiary, on the other hand, shall conduct its operations in the ordinary course consistent with past practice except with the prior written consent of the other party or as expressly contemplated by this Agreement and the transactions contem-plated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, neither party to this Agreement shall, except with the prior written consent of the other party or as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, by the Shareholder's Agreement or the Business Plan:

          (i)  (A) adjust, split, combine or reclassify its capital stock,
  (B) make, declare or pay any dividend except for the payment of dividends on outstanding shares of the $3.75 Convertible Exchangeable Preferred Stock of Gensia and except for the spinout of Gensia research assets as contemplated by this Agreement or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of capital stock, (C) grant any person any right or option to acquire any shares of capital stock except pursuant to Gensia Stock Plans existing on the date of this Agreement consistent with past practice, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities except pursuant to Preferred Stock, options, warrants or other agreements or instruments outstanding on the date hereof, or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of capital stock;

          (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any property or assets of Gensia or any Gensia Subsidiary on the one hand and Rakepoll Holding or any Rakepoll Holding Subsidiary, on the other hand other than sales or leases of inventory or licensing of Intellectual Property of Gensia or a Gensia Subsidiary on the one hand and Rakepoll Holding or any Rakepoll Holding Subsidiary, on the other hand made in the ordinary course of business consistent with past practice;

          (iii) make or propose any changes in the Charter Documents of Gensia or any Gensia Subsidiary on the one hand or of Rakepoll Holding or any Rakepoll Holding Subsidiary, on the other hand;

          (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person;

          (v) incur, create, assume or otherwise become liable for indebtedness in excess of U.S. $250,000 for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations in excess of U.S. $250,000 of any other individual, corporation or other entity;

          (vi) create any subsidiaries (other than Automedics and to facilitate the spin out of the Gensia research assets);

          (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant or announce any bonuses, salary increases, severance or termination pay to, any officer or director or employee of Gensia or any Gensia Subsidiary on the one hand, or Rakepoll Holding or any Rakepoll Holding Subsidiary on the other hand, other than salary, stock or option grants, bonuses and benefits, increases granted in the ordinary course of business consistent with past practices and established plans made known to the other party prior to the date hereof, or otherwise increase the compensation or benefits provided to any officer or director except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement or enter into any new consulting agreements with a duration of greater than twelve months or compensation of greater than U.S. $100,000;

          (viii) change any method or principle of accounting in a manner that is inconsistent with past practice except as may be required to meet the requirements of United States securities laws and United States GAAP;

          (ix) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of U.S. $200,000 affecting Gensia or any Gensia Subsidiary, on the one hand, or Rakepoll Holding or any Rakepoll Holding Subsidiary, on the other hand;

          (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section
  2.15 to the Gensia Disclosure Schedule or Section 3.15 to the Rakepoll Holding Disclosure Schedule, as applicable, or any other material Contract to which Gensia or any Gensia Subsidiary, on the one hand, or Rakepoll Holding or any Rakepoll Holding Subsidiary, on the other hand, is a party if such modification, amendment, termination, waiver, release or assignment would have a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole or on Rakepoll Holding and the Rakepoll Holding Subsidiaries taken as a whole, as applicable;

          (xi) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed U.S. $250,000 unless otherwise disclosed on the Gensia Disclosure Schedule or the Rakepoll Holding Disclosure Schedule, as applicable;

          (xii) pay (or agree to become obligated to pay) any Gensia Stock Exchange Fees on the one hand, or Rakepoll Finance Stock Exchange Fees on the other hand, in excess of the amount set forth in Section 2.9 to the Gensia Disclosure Schedule or Section 3.13 of the Rakepoll Holding Disclosure Schedule, as applicable, other than any excess amounts which are immaterial in the aggregate incurred in connection with and in furtherance of consummation of the transactions contemplated hereby;

          (xiii) take any action to exempt or make not subject to any take-over law or law that purports to limit or restrict business combinations or the ability to acquire or vote shares by any person or entity (other than as contemplated herein) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xiv) take any action that could reasonably be expected to result in the representations and warranties set forth in Article 2 or Article 3, as applicable, becoming false or inaccurate;

          (xv) permit or cause any subsidiary or affiliate to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xvi) agree in writing or otherwise to take any of the foregoing actions.

          None of the information provided by Gensia and Rakepoll Finance, respectively, for inclusion in the proxy statement and form of proxies to be filed with the Commission by Gensia under the Exchange Act relating to the vote of the Gensia Stockholders with respect to the Stock Exchange (collec-tively and as amended, supplemented or modified, the "Proxy Statement") at the date of mailing the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (i) Indemnification and Insurance. Gensia and Rakepoll Finance shall cause (i) Gensia to maintain and perform in the same manner as prior to the date hereof Gensia's existing indemnification provisions with respect to present and former directors and officers of Gensia for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Closing Date to the extent permitted or required under applicable law and Gensia's Restated Certificate of Incorporation and By-Laws in effect at the date hereof (to the extent consistent with applicable law), (ii) Gensia to provide, maintain and perform in the same manner as prior to the date hereof Gensia's existing indemnification provisions with respect to present and future directors and officers of Gensia for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring after the Closing Date to the extent permitted or required under applicable law and Gensia's Restated Certificate of Incorporation and By-Laws in effect at the date hereof (to the extent consistent with applicable law); and (iii) Gensia to maintain, for a period of no less than three (3) years after the Closing Date, Directors and Officers Liability coverage, with limits, terms and conditions no less advantageous than in effect on the date hereof. Said coverage will be maintained with the current insurance carriers or insurance carriers of financial strength equal to or greater than the financial strength of the current insurance carriers. Evidence of such coverage will be provided to the individual officers and directors upon request. Any new directors or officers of Gensia will be added to such policies.

          4.2  Covenants of Gensia.

          (a) Gensia Stockholders Meeting. Gensia shall take all action in accordance with the federal securities laws, the NASD Rules, the Delaware General Corporation Law including, without limitation, Section 203 thereof and the Gensia Certificate and Bylaws, as amended and restated, necessary to obtain the consent and approval of Gensia Stockholders with respect to the authorization of the issuance of Gensia Common Shares in the Stock Exchange and the transactions contemplated hereby.

          Without limiting the generality of the foregoing, Gensia, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Proxy Statement is mailed a meeting of the holders of Gensia Common Shares for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, subject to its fiduciary duties under applicable law as determined in good faith by a majority of the Board of Directors of Gensia based on, among other things, the advice of outside legal counsel to Gensia (A) recommend that the Gensia stockholders approve and adopt this Agreement and the transactions contemplated hereby, (B) include in the Proxy Statement such recommendation and the written opinion of CS First Boston that the consideration to be received by the Company in the transaction is fair to the Company from a financial point of view and (C) take all reasonable and lawful action to solicit and obtain such approval.

          (b) Preparation of Proxy Statement. Gensia shall, as soon as is reasonably practicable, prepare and file the Proxy Statement with the Commission on a confidential basis. Gensia shall use all reasonable efforts to mail at the earliest practicable date to Gensia Stockholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to Gensia Stockholders in connection with the Stock Exchange and the transactions contemplated thereby. If at any time prior to the Closing Date, any information pertaining to Gensia or any Gensia Subsidiary contained in or omitted from the Proxy Statement makes such statements contained in the Proxy Statement false or misleading, Gensia shall promptly inform Rakepoll Finance and take such action necessary to make such statements contained in the Proxy Statement not false and misleading. Gensia also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Gensia Common Shares in the Stock Exchange.

          (c) Intellectual Property Matters. Gensia and each Gensia Subsidiary shall use reasonable commercial efforts to preserve Gensia's and the Gensia Subsidiaries' ownership rights to their Intellectual Property free and clear of any liens, claims or encumbrances and shall use reasonable commercial efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of such Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of such Intellectual Property consistent with past practices of Gensia and each Gensia Subsidiary.

          (d) No Solicitation. Gensia agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any Gensia Subsidiary or affiliate or any of its or their respective directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage, facilitate, or accept or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Gensia or any Gensia Subsidiary, or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of Gensia or any Gensia Subsidiary, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Rakepoll Finance, or its directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Stock Exchange or any other transactions contemplated by this Agreement; provided that Gensia may furnish information to, and negotiate or otherwise engage in discussions (i) in connection with financings contemplated by this Agreement and associated documents provided, that prior to the furnishing to prospective investors of any such information in respect of such financing, the identities of such prospective investors are made available to Rakepoll Finance and the prior written consent of Rakepoll Finance is obtained, which consent shall not be unreasonably withheld, as to the furnishing of such information to each such prospective investor, and (ii) with any bona fide party who delivers an unsolicited written proposal for a Competing Transaction if and so long as (x) the Board of Directors of Gensia determines in good faith by a majority vote of its disinterested directors that failing to take such action would constitute a breach of the fiduciary duties of the Board and (y) such a proposal is, based upon the advice of First Boston, more favorable to Gensia's Stockholders from a financial point of view than the Stock Exchange. In the case of any proposal meeting the requirements of clauses (d)(ii), (x) and (y), the Board of Directors of Gensia may withdraw its recommendation of this Agreement and the Stock Exchange. Gensia and each Gensia Subsidiary will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing and except for financings contemplated by this Agreement and associated documents. From and after the execution of this Agreement, Gensia and each Gensia Subsidiary and affiliates shall promptly advise Rakepoll Finance in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof) and promptly furnish to Rakepoll Finance a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto, and shall state in such notice whether Gensia has determined that it is required to take any action with respect thereto in accordance with the proviso contained in this paragraph. The Board shall keep Rakepoll Finance promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Stock Exchange and the transactions contemplated by this Agreement.

          (e) Employee Benefits. Gensia covenants and agrees that (i) it will cause Rakepoll Holding to provide benefits to employees of Rakepoll Holding in accordance with the applicable laws of the jurisdictions in which such employees are employed and (ii) it will provide for the participation of the employees of Rakepoll Holding set forth on Schedule 4.2(e) hereto in the Gensia stock option plan as of the Closing Date on substantially the same terms and conditions as similarly situated employees of Gensia.

          (f) Notification of Certain Matters. Gensia shall give prompt notice to Rakepoll Finance of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Gensia representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any material failure of Gensia or any Gensia Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.2(f) shall not limit or otherwise affect the remedies available hereunder to Rakepoll Finance.

          (g)  Contribution of Intercompany Debt to Equity.  Rakepoll
Finance shall cause all intercompany and affiliate debt between and among Rakepoll Finance, Rakepoll Holding, and the Rakepoll Holding Subsidiaries and affiliates thereof to be converted and contributed into equity of Rakepoll Holding prior to the Closing Date.

          Gensia will use reasonable efforts to maintain the availability of Rule 144 to Rakepoll Finance, provided that failure to maintain such availability because of a failure of Rakepoll Holding or any Rakepoll Holding Subsidiary to deliver appropriate information to Gensia shall not be deemed a breach of this covenant.

          4.3  Covenants of Rakepoll Finance.

          (a) Information for the Preparation of Proxy Statement. Rakepoll Finance shall as soon as reasonably practicable furnish Gensia with all information concerning it as may be required for inclusion in the Proxy Statement. Rakepoll Finance shall cooperate with Gensia in the preparation of the Proxy Statement in a timely fashion and shall use all reasonable efforts to assist Gensia in having the Proxy Statement cleared by the Commission as promptly as practicable. If at any time prior to the Closing Date, any information pertaining to Rakepoll Finance or Rakepoll Holding or any Rakepoll Holding Subsidiary contained in or omitted from the Proxy Statement makes such statements contained in the Proxy Statement false or misleading, Rakepoll Finance shall promptly so inform Gensia and provide Gensia with the information necessary to make statements contained therein not false and misleading. Rakepoll Finance shall use all reasonable efforts to cooperate with Gensia in the preparation and filing of the Proxy Statement with the Commission on a confidential basis.

          (b) Intellectual Property Matters. Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary shall use reasonable commercial efforts to preserve Rakepoll Holding's and the Rakepoll Holding Subsidiaries' ownership rights to their Intellectual Property free and clear of any liens, claims or encumbrances and shall use reasonable commercial efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of such Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of such Intellectual Property consistent with past practices of each of Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary.

          (c) No Solicitation. Rakepoll Finance agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit Rakepoll Holding or any Rakepoll Holding Subsidiary or affiliate or any of its or their respective directors, officers, employees, agents or representa-tives, directly or indirectly, to solicit, initiate, encourage, facilitate, or accept or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitali-zation, merger, consolidation or other business combination involving Rakepoll Holding or any Rakepoll Holding Subsidiary, or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of Rakepoll Holding or any Rakepoll Holding Subsidiary, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Gensia, or its directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Stock Exchange or any other transactions contemplated by this Agreement. Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing except for financings contemplated by this Agreement and association documents.
From and after the execution of this Agreement, Rakepoll Finance, Rakepoll Holding and each Rakepoll Holding Subsidiary and affiliates shall promptly advise Gensia in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof) and promptly furnish to Gensia a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

          (d) Notification of Certain Matters. Rakepoll Finance shall give prompt notice to Gensia of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Rakepoll Finance representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any material failure of Rakepoll Finance or Rakepoll Holding or any Rakepoll Holding Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.3(d) shall not limit or otherwise affect the remedies available hereunder to Gensia.

                                   ARTICLE 5

                                  CONDITIONS

          5.1 Mutual Conditions. The obligations of the parties hereto to consummate the Stock Exchange shall be subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Stock Exchange shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Stock Exchange; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

          (b) All waiting periods (and any extensions thereof) applicable to the consummation of the Stock Exchange under the HSR Act and applicable Mexican law shall have expired or been terminated and the consummation of the transactions contemplated hereby shall be permitted thereunder.

          (c)  [This paragraph intentionally left blank.]

          (d) The issuance of the Gensia Common Shares to be issued in the Stock Exchange and the other transactions contemplated hereby shall have been approved by the Gensia Stockholders in the manner required by any Applicable Law.

          (e) The Commission shall have approved the Gensia Proxy Statement. On the Closing Date, no stop order or similar restraining order shall have been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Stock Exchange.

          (f) No Action shall be instituted by any Governmental Authority, including under the HSR Act or the Exon-Florio Amendment, which seeks to prevent consummation of the Stock Exchange or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

          Should the consent of the competent antitrust authorities not be granted on or before the Closing Date, the parties shall meet in order to review the situation and establish a new Closing Date without any undue delay.

          (g) The Shareholder's Agreement shall be in full force and effect and the appointment of directors contemplated therein shall have been made in accordance therewith.

          5.2 Conditions to Obligations of Rakepoll Finance. The obliga-tions of Rakepoll Finance to consummate the Stock Exchange and the trans-actions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions unless waived by Rakepoll Finance:

          (a)  The representations and warranties of Gensia set forth in
  Article 2 shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Gensia and the Gensia Subsidiaries taken as a whole.

          (b) Gensia shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

          (c) Gensia shall have furnished Rakepoll Finance with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 5.1(g), 5.2(a), (b), (f) (g) and (h) have been satisfied.

          (d) Rakepoll Finance shall have received the legal opinion, dated the Closing Date, of Pillsbury Madison & Sutro LLP counsel to Gensia, substantially in the form of Exhibit A hereto.

          (e) The Gensia Common Shares to be issued in the Stock Exchange and the transactions contemplated hereby shall have been authorized for inclusion on Nasdaq, subject to official notice of issuance.

          (f) Gensia shall have paid, or caused to be paid, all dividends owing in connection with any Gensia Preferred Stock, commencing with the dividend payment due as of September 1, 1996.

          (g) Gensia shall have filed, or caused to be filed, all amendments to its Certificate of Incorporation and Bylaws as contemplated by, and necessary to effectuate, this Agreement and the Shareholder's Agreement.

          (h) Gensia shall have eliminated research expenses (other than ongoing property lease related expenses), which may include, prior to the Closing Date, a spinout of the Gensia research business to Gensia stockholders and a concurrent cash contribution to the spun out entity as contemplated by the funding plan agreed to by the parties hereto. Any actions taken by Gensia pursuant to the provisions of this Section 5.2(h) shall not be breaches of the representations and warranties or the covenants of Gensia contained in this Agreement.

          5.3 Conditions to Obligations of Gensia. The obligations of Gensia to consummate the Stock Exchange and the other transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Rakepoll Finance set forth in Article 3 shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Rakepoll Holding and the Rakepoll Holding Subsidiaries, taken as a whole.

          (b) Rakepoll Finance shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

          (c) Rakepoll Finance shall have furnished Gensia with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 5.1(g), 5.3(a) and (b) have been satisfied.

          (d) Gensia shall have received the legal opinions, dated the Closing Date, of Simpson Thacher & Bartlett, Santamarina Y Steta, Studio Legale Nodari, Saletti & Associati and Nauta Dutilh, counsel to Rakepoll Finance, and a legal opinion concerning Kew Investments Limited, in substantially the forms attached hereto as Exhibit B.


                                   ARTICLE 6

                           TERMINATION AND AMENDMENT

          6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval and adoption of this Agreement by Gensia Stockholders:

          (a)  by mutual consent of Gensia and Rakepoll Finance;

          (b) by either Gensia or Rakepoll Finance if any permanent injunction or other order, decree or ruling of a court of competent jurisdiction or other competent Governmental Authority preventing the consummation of the Stock Exchange shall have become final and nonappealable;

          (c) by either Gensia or Rakepoll Finance if the Stock Exchange shall not have been consummated before June 30, 1997, unless extended by the Boards of Directors of both Gensia and Rakepoll Finance (provided that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Stock Exchange to occur on or before such date);

          (d) by Gensia or Rakepoll Finance if the authorization of the Gensia Stockholders with respect to the issuance of Gensia Common Shares in the Stock Exchange shall not have been obtained by reason of the failure to obtain the required vote at a meeting held for such purpose and any adjournment thereof;

          (e) by Rakepoll Finance if prior to the Closing Date (i) any representation or warranty on the part of Gensia or any Gensia Subsidiary contained in this Agreement is incorrect in any material respect and which has a material adverse effect or which materially adversely affects the ability of the parties to consummate the transactions contemplated hereby,

  (ii) there shall have been a breach of any covenant or agreement on the part of Gensia or any Gensia Subsidiary contained in this Agreement which has material adverse effect or which materially adversely affects the ability of the parties to consummate the transactions contemplated hereby, which breach, in the case of clauses (i) and (ii), shall not have been cured prior to 30 days following notice thereof, (iii) Gensia's Board of Directors shall have withdrawn or modified (including by amendment of or supplement to the Proxy Statement) in a manner adverse to Rakepoll Finance its approval or recommendation of this Agreement or the transactions contemplated hereby or shall have recommended a Third Party Acquisition (as defined below), or shall have resolved to effect any of the foregoing or (iv) any person other than Rakepoll Finance or any of its affiliates shall have become the beneficial owner of more than 15% of the shares of Gensia Common Shares; and

          (f) by Gensia if prior to the Closing Date (i) any representation or warranty on the part of Rakepoll Finance or any Rakepoll Finance Subsidiary contained in this Agreement is incorrect in any material respect and which has a material adverse effect or which materially adversely affects the ability of the parties to consummate the transactions contemplated hereby or, (ii) there shall have been a breach of any covenant or agreement on the part of Rakepoll Finance or any Rakepoll Finance Subsidiary contained in this Agreement which has a material adverse effect or which materially adversely affects the ability of the parties to consummate the transactions contemplated hereby, which breach, in the case of clauses (i) and (ii), shall not have been cured prior to 30 days following notice thereof.

          6.2  Effect of Termination.

          (a)  In the event of the termination of this Agreement pursuant to
Section 6.1, this Agreement, except for the provisions of Sections 6.2 and 7.9, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 6.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agree-ment.

          (b)  If (i) Rakepoll Finance terminates this Agreement pursuant to
Section 6.1(d) or (ii) Rakepoll Finance terminates this Agreement pursuant to
Section 6.1(c) or clause (i), (ii) or (iv) of Section 6.1(e) hereof and, within twenty-four months thereafter, Gensia enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, then Gensia shall pay to Rakepoll Finance (A) within one business day following any occurrence contemplated in clause (ii) hereof or simultaneously with any termination contemplated by clause (i) hereof, a fee, in cash, of $5 million, provided, however, that Gensia shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination, and (B) within one business day after being requested by Rakepoll Finance (accompanied by reasonably detailed documentation to the extent reasonably requested by Gensia) from time to time, all of the Rakepoll Finance Stock Exchange Fees.

          (c) If (i) Gensia terminates this Agreement pursuant to Section 6.1(d) or (ii) Gensia terminates this Agreement pursuant to Section 6.1(c) or clause (i) or (ii) of Section 6.1(f) hereof and, within twenty-four months thereafter, Rakepoll Finance enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, then Rakepoll Finance shall pay to Gensia (A) within one business day following any occurrence contemplated in clause (ii) hereof or simultaneously with any termination contemplated by clause (i) hereof, a fee, in cash, of $5 million, provided, however, that Gensia shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination, and (B) within one business day after being requested by Gensia (accompanied by reasonably detailed documentation to the extent reasonably requested by Rakepoll Finance) from time to time, all of the Gensia Stock Exchange Fees.

          For purposes of this Agreement, "Third Party Acquisition" means any of the following events: (i) the acquisition of Gensia by merger, tender offer or otherwise by any person other than Parent, Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 30% or more of the assets of the Company and its subsidiaries, taken as a whole;
(iii) the acquisition by a Third Party of 15% or more of the outstanding shares of Gensia Common Shares, directly or indirectly; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of 15% or more of the outstanding shares of Company Common Stock or (vi) the acquisition by Gensia of a Third Party resulting in the issuance to such Third Party or its affiliates, directly or indirectly, of 15% or more of the outstanding shares of Gensia Common Shares.

          6.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Rakepoll Finance Shareholders or authorization of issuance of Gensia Common Shares in the Stock Exchange by Gensia Stockholders, but after such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Rakepoll Finance Shareholders or Gensia Stockholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          6.4 Extension; Waiver. At any time prior to the Closing Date, Gensia (with respect to Rakepoll Finance) and Rakepoll Finance (with respect to Gensia) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE 7

                                 MISCELLANEOUS

          7.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall survive until the second anniversary of the Closing Date, except that the representations and warranties set forth in Sections 2.6 and 3.7, shall survive until the earlier to occur of the expiration of the applicable statute of limitations period or the sixth anniversary of the Closing Date.

          7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally/internationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)      if to Gensia:

                   Gensia, Inc.
                   9360 Towne Centre Drive
                   San Diego, CA 92121
                   Attention:  David Hale
                   Telecopy No.:  (619) 453-0095

                   with a copy to

                   Pillsbury Madison & Sutro LLP
                   235 Montgomery Street
                   San Francisco, California 94104
                   United States of America
                   Attention:  Thomas E. Sparks, Jr.
                   Telecopy No.:  (415) 983-1200

          (b)      if to Rakepoll Finance:

                   Rakepoll Finance N.V.
                   14JB Gorsiraweg
                   Curacao, Netherlands Antilles
                   Attention:  Carlo Salvi
                   Telecopy No.:  (41)(91)994-9777

                   with a copy to:

                   Carlo Salvi
                   Via San Salvatore, 7
                   Ch 6902 Lugano
                   Switzerland

                   with a copy to

                   Simpson Thacher & Bartlett
                   99 Bishopsgate
                   London, England EC2M 3YH
                   Attention:  Alan M. Klein
                   Telecopy No.:  011-44-171-422-4022

          7.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Rakepoll Finance, such reference shall be deemed to include any and all subsidiaries of Rakepoll Finance, individually and in the aggregate, including Rakepoll Finance. When a reference is made in this Agreement to Gensia, such reference shall be deemed to include any and all subsidiaries of Gensia, individually and in the aggregate, including Gensia. When a reference is made in this Agreement to

Gensia Common Shares or shares thereof, such reference shall be deemed to include the preferred share purchase rights issued pursuant to the Rights Agreement that trade together with the Gensia Common Shares.

          7.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

          7.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

          7.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

          The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and value in, the United States District Court for the Southern District of New York and the courts of the State of New York located in the City of New York, and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Rakepoll Finance hereby appoints CT Corporation, located at 1633 Broadway, New York, New York 10019 as its authorized agent (the "Rakepoll Finance Authorized Agent") upon whom process may be served in any such action arising out of or relating to this Agreement or the transactions contemplated hereby which may be instituted in the United States District Court for the Southern District of New York or the courts of the State of New York located in the City of New York by any other party hereto. Such appointment shall be irrevocable. Rakepoll Finance agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Rakepoll Finance Authorized Agent and written notice of such service to Rakepoll Holding shall be deemed, in every respect, effective service of process upon Rakepoll Finance.

          7.7 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

          7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          7.9 Expenses. Subject to the provisions of Section 6.2, Gensia shall pay all costs and expenses owed at closing associated with the transactions contemplated by this Agreement, including, without limitation, the Rakepoll Finance Stock Exchange Fees.

          IN WITNESS WHEREOF, Gensia and Rakepoll Finance have signed this Agreement as of the date first written above.

                                        GENSIA, INC.



                                        By /s/ David F. Hale
                                           ---------------------------------
                                               Chairman of the Board


                                        RAKEPOLL FINANCE N.V.



                                        By /s/ Carlo Salvi
                                           ---------------------------------
                                               Chairman of the Board

                  AMENDMENT NO. 1 TO STOCK EXCHANGE AGREEMENT
                  -------------------------------------------


          AMENDMENT NO. 1 (the "Amendment"), dated as of December 16, 1996 to the Stock Exchange Agreement dated as of November 12, 1996 (the "Agreement") between GENSIA, INC., a Delaware corporation (the "Company"), and RAKEPOLL FINANCE N.V., a corporation organized under the laws of the Netherlands Antilles ("Rakepoll Finance").

                     THE PARTIES HEREBY AGREE AS FOLLOWS:

          1. Amendment of the Agreement. Pursuant to Section 6.3 of the Agreement, Section 5.2(h) of the Agreement is hereby amended and restated to read in its entirety as follows:

          "(h) Gensia shall have eliminated its net use of cash for ongoing research activities (other than ongoing property lease related expenses) either (i) as a result of Gensia having obtained cash or contractually committed payments for such research activities from third parties in the form of research collaborations or otherwise, or (ii) by the termination of such research activities; provided, however, that in any event, Gensia shall be permitted to expend such amounts on research as are required for Gensia to fulfill its obligations under its agreement with Pfizer Inc., dated as of May 1, 1996. It is further understood by Gensia and Rakepoll Finance that Gensia will not borrow money in order to eliminate the net use of cash as described in subclause (i) above.
     In the event that such net use of cash has been eliminated pursuant to subclause (i) above, it is the intent of the parties hereto that, subsequent to the Closing Date, they will use their best efforts to present to the Board of Directors of Gensia a plan to effectuate the spinoff of the research activities of Gensia into an independent company, so long as such spinoff is reasonably feasible. Such spinoff plan shall include as assets of the company to be spunoff the five million dollar ($5,000,000) cash contribution contemplated by the funding plan agreed to by the parties hereto and other cash payments received (and unspent) or to be received under research collaborations between third parties and Gensia. If there has been no such spinoff within six months after the Closing Date, any such research activities not fully paid for by third parties will be terminated, so that no such research activities will produce losses."

          2. Full Force and Effect. Except as modified, amended or supplemented above, all rights, terms and conditions of the Agreement shall remain in full force and effect.

          3. Definitions; References. All terms used, but not defined in this Amendment shall have the respective meanings set forth in the Agreement.

          4. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York (irrespective of its choice of law principles).

          5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first written above.


                                             GENSIA, INC.


                                             By /s/ David F. Hale
                                               -----------------------------
                                                    Chairman of the Board


                                             RAKEPOLL FINANCE N.V.


                                             By /s/ Carlo Salvi
                                               -----------------------------
                                                    Chairman of the Board